Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:
	Executive Vice President, CFO Jo-Ann Stores, Inc. 330/656-2600 http://www.joann.com	Don Tomoff Vice President, Finance Jo-Ann Stores, Inc. 330/463-6815

JO-ANN STORES ANNOUNCES MARCH SALES RESULTS

- Updates Earnings Guidance -

HUDSON, OH – April 7, 2005 — Jo-Ann Stores, Inc. (NYSE: JAS) reported today that March net sales increased 0.8% to $160.6 million from $159.4 million in the same period last year. March same-store sales decreased 2.6% compared to a same-store sales increase of 6.8% last year.

Sales for the nine weeks year-to-date increased 2.2% to $289.1 million from $283.0 million in the prior year. Same-store sales decreased 0.8% year-to-date versus a 9.0% same-store sales increase for the same period last year.

Sales results for the month of March and year-to-date were negatively impacted by the timing of the Easter holiday, which fell two weeks earlier in the quarter. Excluding the effect of one less selling day in the month of March from the shift in Easter, same-store sales decreased 0.2% for the month of March and increased 0.6% year-to-date.

In addition to the impact of the Easter holiday, the Company also experienced sales softness in the Northeast and Midwest regions of the country due to inclement weather, with better sales performance experienced in the Southeast and West.

By product category, hardlines performance has been much stronger than the Company’s softlines performance through the first nine weeks of the year.

The Company is now forecasting a flat same-store sales performance for the first quarter, versus a 6.6% same-store sales increase in the first quarter last year.

As a result of the sales performance in the first nine weeks of the fiscal year, the Company is revising its earnings guidance for the fiscal 2006 first quarter and full year. The Company now anticipates earnings per share of $0.17 to $0.22 for the first quarter, and $2.04 to $2.12 for fiscal 2006.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 725 Jo-Ann Fabrics and Crafts traditional stores and 125 Jo-Ann superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, the impact of our and our competitors store openings and closings, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings.